Exhibit 23.3


                        Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the Prospectus Supplement to the Registration Statement (Form S-3 No. 333-43573) of Hospitality Properties Trust for the registration of its $150,000,000 8-1/2% Monthly Income Senior Notes due 2009 and to the incorporation by reference therein of our report dated February 3, 1998, with respect to the combined financial statements of SC Suites Summerfield Partnerships included in Hospitality Properties Trust's Current Report on Form 8-K dated April 15, 1998, filed with the Securities and Exchange Commission.


                                                  /s/ Ernst & Young LLP


Wichita, Kansas
December 8, 1998